Exhibit 23.8

CONSENT TO ACT AS A DIRECTOR

To:	Board of Directors
China Auto Rental Holdings Inc. (the “Company”)

Dated this 24 day of February of 2012

Dear Sirs,

I, Lawrence Lei Lee, hereby consent to my appointment as a director of the Company in accordance with the resolutions concerning my appointment to be passed by the Company’s shareholders and directors. I understand that my appointment will come into effect upon the declaration of effectiveness of the Company’s registration statement on Form F-1 by the United States Securities and Exchange Commission.

Yours faithfully,

/s/ Lawrence Lei Lee
Lawrence Lei Lee